Exhibit 99.1

FOR IMMEDIATE RELEASE May 6, 2010 at 5:28 a.m. PDT	INVESTOR CONTACT:	Sandy Fabre Nordstrom, Inc.
(206) 303-3278

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036
NORDSTROM REPORTS APRIL SALES
     SEATTLE, Wash. (May 6, 2010) — Nordstrom, Inc. (NYSE: JWN) today reported a 7.5 percent increase in same-store sales for the four-week period ended May 1, 2010 compared with the four-week period ended May 2, 2009. Preliminary total retail sales of $636 million for April 2010 increased 13.3 percent compared with total retail sales of $561 million for the same period in fiscal 2009.
     First quarter same-store sales increased 12.0 percent compared with the same period in fiscal 2009. Preliminary first quarter total retail sales of $1.99 billion increased 16.7 percent compared with total retail sales of $1.71 billion for the same period in fiscal 2009.
Sales Recording
     To hear Nordstrom’s pre-recorded April sales message, please dial (402) 220-6036. This recording will be available for one week.
April Sales Results
(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
							Multi-channel
	Fiscal	Fiscal	%		Full-line		(Full-line Stores
	2010	2009	Increase	Total	Stores	Direct	and Direct)	Rack Stores

April	$636	$561	13.3%	7.5%	6.5%	32.1%	8.4%	(1.8%)

First Quarter	$1,990	$1,706	16.7%	12.0%	11.7%	38.7%	13.7%	1.9%

Number of stores	5/1/10	5/2/09

Full-line	114	111
Rack and other	78	64

Total	192	175

Gross square footage	23,289,000	22,336,000
Expansion Update
     In April, Nordstrom opened a full-line store at Fashion Island in Newport Beach, Calif. Nordstrom also opened two Nordstrom Rack stores at Shoppers World in Framingham, Mass. and Buckhead Station in Atlanta, Ga.
     In May, Nordstrom plans to relocate and expand a full-line store at Los Cerritos Center in Cerritos, Calif. to a new location in the Center. Nordstrom also plans to open a Nordstrom Rack store at One Union Square South in New York, N.Y.

Future Reporting Dates
     Nordstrom’s planned financial release calendar for the next three months currently includes:

First Quarter Earnings Release	Thurs., May 13, 2010
May Sales Release	Thurs., June 3, 2010
June Sales Release	Thurs., July 8, 2010
July Sales Release	Thurs., August 5, 2010
Annual Meeting of Shareholders
     Nordstrom will hold its 2010 Annual Meeting of Shareholders on Tuesday, May 18, 2010, at 11:00 a.m. Pacific Daylight Time. The meeting will be held in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington.
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 192 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 114 full-line stores, 75 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability of consumer credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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